Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
2200 E. Golf Road

Des Plaines, IL 60016-1267

www.unitedstationers.com

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

ALEX ZOGHLIN TO RESIGN FROM
UNITED STATIONERS BOARD OF DIRECTORS

DES PLAINES, Ill., Feb. 27, 2006 – United Stationers Inc. (NASDAQ: USTR) today announced that Alex D. Zoghlin, who has served on United’s board of directors since 2000, will resign immediately after the company’s annual stockholders meeting on May 10, 2006. Zoghlin is president and chief executive officer of G2 SwitchWorks Corp., a Chicago-based travel/technology firm.

Frederick B. Hegi, Jr., chairman of United’s board, recognized Zoghlin’s significant contributions to the company. “On behalf of the board of directors and the corporate management team, I want to thank Alex for his years of dedication and commitment to the company and its success. His broad strategic and technological insights have been invaluable,” he said.

“I have great respect for the management team and my fellow directors at United,” commented Zoghlin. “However, given the growing demands of my new company, my schedule no longer gives me the appropriate time I need to serve on United’s board. As I leave, I have every confidence that the company is in good hands.”

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with annual sales of $4.4 billion. The company’s network of 68 distribution centers allows it to offer nearly 50,000 items to its approximately 20,000 reseller customers. This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products on an overnight basis to more than 90% of the U.S. and major cities in Canada and Mexico. United’s focus on fulfillment excellence has given it an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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